EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Jimmy C.H. Cheung & Co Certified Public Accountants (A member of Kreston International)	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS
ALONG MOBILE TECHNOLOGIES, INC.

We hereby consent to the use in this Amendment No. 1 of the Registration Statement (No. 333-137363) of Along Mobile Technologies, Inc. on Form SB-2 dated September 29, 2006 of our report dated June 26, 2006 of Along Mobile Technologies, Inc. (formerly International Synergy Holding Company, Ltd.) and subsidiaries for the year ended December 31, 2005 (Consolidated) and 2004.

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong

September 29, 2006

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk Website: http://www.jimmycheungco.com